AMENDMENT TO SUBADVISORY CONTRACT

     WHEREAS, Clearwater Investment Trust, on behalf of Clearwater Small Cap Fund, Kennedy Capital Management ("KCM") and Clearwater Management Co., Inc. ("CMC") are parties (the "Parties") to a Subadvisory Contract, dated May 1, 1994; and

     WHEREAS, the Parties intend to amend the Subadvisory Contract as of the date set forth below;

     NOW THEREFORE, in consideration of the mutual promises set forth in the Subadvisory Contract, the Parties hereby agree as follows:

1. Section 4 of the Subadvisory Contract is deleted and the following Section is added.

          4. Subadviser's Compensation. The Manager shall pay to the Subadviser for services hereunder a fee at the annual rate provided in the following schedule based on the Fund's net assets under the Subadviser's management:

                  Percent                  Net Assets

                  0.85%                    Up to and including $50 million
                  0.80%                    Over $50 million

          Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund's month end net assets under the Subadviser's management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Contract shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Contract is in effect.

2. The rate of the Subadviser's compensation as set forth in P. 1 herein is retroactive to January 1, 1997 and the aggregate amount of the difference between the compensation accrued and owing to KCM as of the fiscal year ended December 31, 1997 and what would have been accrued and owed had the rate of compensation described in P. 1 been in effect during such fiscal year is to be paid to CMC.





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         IN WITNESS WHEREOF, the Parties have executed this Amendment.

CLEARWATER  INVESTMENT TRUST                      CLEARWATER MANAGEMENT
on behalf of the Clearwater Small Cap Fund        CO., INC.



/s/Frederick T. Weyerhaeuser                      /s/Philip W. Pascoe
----------------------------                      ---------------------
By: Frederick T. Weyerhaeuser                     By: Philip W. Pascoe
Title: Chairman                                   Title: Chairman

KENNEDY CAPITAL MANAGEMENT

/s/Richard Sinese
--------------------------
By: Richard Sinese

Title: Vice President

January 1, 1998